Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 31, 2023 with respect to the audited financial statements of Ocean Biomedical, Inc. (fka Aesther Healthcare Acquisition Corp) (the “Company”) as of December 31, 2022 and 2021, for the year ended December 31, 2022 and for the period from June 17, 2021 (inception) through December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 20, 2023